Exhibit 99.1

G&K Services Reports Fiscal 2012 Fourth Quarter Results

Adjusted Operating Margin Increases 100 Basis Points to 8.7 Percent

Revenue Increases to $224 Million; 5.8 Percent Rental Organic Growth

Adjusted Earnings Per Diluted Share Grow 20 Percent to $0.59

MINNEAPOLIS--(BUSINESS WIRE)--August 16, 2012--G&K Services, Inc. (NASDAQ: GKSR) today reported operating results for the fourth quarter of its fiscal year 2012, which ended on June 30, 2012. Fourth quarter revenue grew by 4.8 percent to $224.3 million, up from $214.0 million in the prior-year period.

The company reported fourth quarter net earnings of $0.59 per diluted share, a 20 percent increase from adjusted earnings of $0.49 per diluted share in the prior-year period. Adjusted earnings in the prior year excluded a charge of $0.08 per share related to plant consolidation and restructuring activities (see reconciliation table).

“The fourth quarter was a strong finish to a strong year for G&K,” said Douglas A. Milroy, Chief Executive Officer. “Over the past three years we have made lasting improvements in our business, which are clearly reflected in our financial results. Fourth quarter revenue, operating margin, earnings per share, and return on invested capital all reached new high points since the initiation of our game plan. Moving into fiscal 2013, we will build on these successes to drive continued performance gains.”

Income Statement Review
Fourth quarter revenue from rental operations grew solidly to $204.1 million, up from $194.0 million in the prior-year quarter. The rental organic growth rate was 5.8 percent. The organic growth rate is calculated using revenue adjusted for foreign currency exchange rate differences, acquisitions and divestitures. Rental organic growth was primarily driven by continued strong new account sales, increased revenue from existing rental customers, and improved pricing. Fourth quarter direct sales grew by 1.0 percent to $20.2 million, up from $20.0 million in the prior-year.

Fourth quarter operating margin expanded to 8.7 percent, a 100 basis point improvement from an adjusted operating margin of 7.7 percent in the prior-year. The prior-year adjusted operating margin excluded the impact of the previously mentioned charge related to plant consolidation and restructuring activities. The operating margin increase was driven by revenue growth leveraging fixed costs, lower selling and administrative expenses, and lower rental production and delivery costs as a percentage of revenue. These improvements were partially offset by an expected increase in rental merchandise expense and lower direct sale gross margins.

Net earnings also benefited from lower interest expense. Interest expense in the current quarter was $1.3 million, down from $2.2 million in the prior-year period, primarily due to a lower effective interest rate, partially offset by increased debt levels.

Balance Sheet and Cash Flow
The company ended the fiscal year with total debt, net of cash, of $198.6 million and a debt to total capital ratio of 35.1 percent. Total debt, net of cash, increased by $85.7 million compared to the prior year, due to increased borrowings used to fund the $6.00 per share special dividend payment made during the quarter. Total stockholders’ equity at the end of the fourth quarter was $403.1 million.

The company delivered another year of strong cash flow. Cash provided by operating activities during the fiscal year improved to $73.0 million, an increase of $6.0 million compared to $67.0 million in the prior year. Capital expenditures for the year were $34.0 million, up from $20.7 million in the prior year period, due to increased investments to enhance productivity and support profitable revenue growth.

Outlook
The company expects to drive continued performance gains in fiscal year 2013, despite slow employment growth and persistent weakness in the economy. The company expects fiscal 2013 revenue to be in the range of $890 million to $910 million, with earnings per diluted share between $2.20 and $2.40.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through September 16, 2012.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	June 30, 2012				July 2, 2011
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$224,341	$19,424	$11,188	$0.59	$214,037	$14,723	$7,551	$0.41
Add: Plant consolidation and restructuring activities (3)	-	-	-	-	-	1,663	1,486	0.08
As Adjusted	$224,341	$19,424	$11,188	$0.59	$214,037	$16,386	$9,037	$0.49

	Twelve Months Ended				Twelve Months Ended
	June 30, 2012				July 2, 2011
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$869,937	$42,271	$24,147	$1.29	$828,861	$65,375	$33,160	$1.79
Add: Impact of pension withdrawal and associated expenses (1)	-	24,004	14,626	0.78	-	-	-	-
Add: Impact of equitable adjustment to equity based compensation (2)	-	1,881	1,241	0.07	-	-	-	-
Add: Plant consolidation and restructuring activities (3)	-	-	-	-	-	1,663	1,486	0.08
Less: Impact of discrete tax event (4)	-	-	(1,390)	(0.07)	-	-	-	-
Less: Impact of change in accounting (5)	-	-	-	-	(5,929)	(5,929)	(3,698)	(0.20)
As Adjusted	$869,937	$68,156	$38,624	$2.06	$822,932	$61,109	$30,948	$1.67

* The EPS calculation for the adjustments does not foot due to rounding.

(1)	In the third quarter of fiscal 2012 we recorded a charge associated with the estimated withdrawal from the Central States Southeast and Southwest Areas Pension Fund.

(2)

In the third quarter of fiscal 2012, as a result of our $6.00 per share special dividend, the Board of Directors approved an equitable adjustment to all outstanding stock options to preserve the intrinsic value of the options, which resulted in a pre-tax non-cash charge to earnings.

(3)	In the fourth quarter of fiscal 2011, we implemented certain plant consolidation and restructuring activities that included the closure or divestiture of three facilities.

(4)	In the third quarter of fiscal 2012, we recorded a tax benefit related to the final disposition of a subsidiary.

(5)

During the fourth quarter of fiscal 2010, we changed our business practices regarding the replacement of certain lost or damaged in-service towel and linen inventory. As a result of this change, we had a dual, non-recurring revenue stream which occurred in fiscal 2011. There were no comparable amounts recognized in fiscal 2012.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Twelve Months Ended
(U.S. Dollars, in thousands, except per share data)	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

REVENUES
Rental operations	$204,128	$194,017	$795,199	$760,304
Direct sales	20,213	20,020	74,738	68,557
Total revenues	224,341	214,037	869,937	828,861

OPERATING EXPENSES
Cost of rental operations	140,382	133,315	549,622	516,631
Cost of direct sales	14,975	14,187	57,936	50,779
Pension withdrawal and associated expenses	-	-	24,004	-
Selling and administrative	49,560	51,812	196,104	196,076
Total operating expenses	204,917	199,314	827,666	763,486

INCOME FROM OPERATIONS	19,424	14,723	42,271	65,375
Interest expense	1,298	2,229	6,082	10,240
INCOME BEFORE INCOME TAXES	18,126	12,494	36,189	55,135
Provision for income taxes	6,938	4,943	12,042	21,975
NET INCOME	$11,188	$7,551	$24,147	$33,160

Basic weighted average number of shares outstanding	18,552	18,393	18,494	18,355
BASIC EARNINGS PER COMMON SHARE	$0.60	$0.41	$1.31	$1.81
Diluted weighted average number of shares outstanding	18,931	18,606	18,731	18,497
DILUTED EARNINGS PER COMMON SHARE	$0.59	$0.41	$1.29	$1.79

Dividends per share	$6.195	$0.095	$6.585	$0.380

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	June 30, 2012	July 2, 2011
ASSETS
Current Assets
Cash and cash equivalents	$19,604	$22,974
Accounts receivable, net	93,064	90,522
Inventories, net	178,226	163,050
Other current assets	12,239	21,614
Total current assets	303,133	298,160

Property, Plant, Equipment, net	187,840	185,521
Goodwill	325,336	328,219
Other Assets	57,422	54,020
Total assets	$873,731	$865,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$41,358	$38,067
Accrued expenses	69,902	72,395
Deferred income taxes	8,439	7,626
Current maturities of long-term debt	206	40,710
Total current liabilities	119,905	158,798

Long-Term Debt, net of Current Maturities	218,018	95,188
Deferred Income Taxes	5,473	9,189
Accrued Income Taxes	11,339	13,199
Pension Withdrawal Liability	23,562	-
Other Noncurrent Liabilities	92,375	74,640
Stockholders' Equity	403,059	514,906
Total Liabilities and stockholders' equity	$873,731	$865,920

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Twelve Months Ended
	June 30,	July 2,
(U.S. Dollars, in thousands)	2012	2011
Operating Activities:
Net income	$24,147	$33,160
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	33,983	37,600
Deferred income taxes	2,775	982
Other adjustments	6,037	4,175
Changes in current operating items	(7,743)	(7,422)
Other assets and liabilities	(9,929)	(1,491)
Pension withdrawal liability	23,703	-
Net cash provided by operating activities	72,973	67,004
Investing Activities:
Property, plant and equipment additions, net	(34,026)	(20,670)
Acquisition of business assets, net of cash	(1,087)	-
Net cash used for investing activities	(35,113)	(20,670)
Financing Activities:
Payments of long-term debt	(729)	(1,025)
Proceeds from (payments on) revolving credit facilities, net	81,944	(24,500)
Cash dividends paid	(123,921)	(7,105)
Net Issuance of common stock, under stock option plans	2,858	695
Purchase of common stock	(817)	(352)
Net cash used for financing activities	(40,665)	(32,287)
(Decrease)/Increase in Cash and Cash Equivalents	(2,805)	14,047
Effect of Exchange Rates on Cash	(565)	153

Cash and Cash Equivalents:
Beginning of period	22,974	8,774
End of period	$19,604	$22,974

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com